Exhibit 10.1

RESIGNATION AGREEMENT dated as of November 21, 2007 (this “Agreement”), among Affiliated Computer Services, Inc., a Delaware corporation (the “Company”), Darwin Deason, Lynn R. Blodgett and John H. Rexford, in their individual capacities and in their capacities as officers and directors of the Company (collectively, the “Directors”) and [•] (“Former Director”).

WHEREAS, Former Director shall resign as a director of the Company promptly following execution of this Agreement.

WHEREAS, Former Director, the Directors and the Company desire to enter into certain arrangements in connection with Former Director’s resignation from the Company’s Board of Directors (the “Board”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants set forth herein, the parties hereto agree as follows:

SECTION 1. Releases. (a) Each of the Company and each of the Directors, in any capacity, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Former Director and Former Director’s affiliates, agents, representatives and advisors (“Representatives”) from any and all claims, charges, complaints, demands, actions, causes of action and suits of every kind and nature, known or unknown, which the Company or any Director ever had, now has or shall in the future have against Former Director or any of the Representatives that result from or otherwise relate in any way to Former Director’s service as a director of the Company; provided, that this release shall not extend to (i) any criminal acts, (ii) any stockholder derivative suits (other than stockholder derivative suits brought by a Director in his capacity as a stockholder) and (iii) any rights of the Company under this Agreement. Each of the Company and the Directors hereby represents and warrants to the Former Director that, to the best of its or his knowledge, it or he has not willfully violated any statute, regulation or law.

(b) Former Director hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, and each subsidiary or affiliate of the Company and their current or former officers, directors, stockholders and employees (the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action and suits of every kind and nature, known or unknown, which Former Director ever had, now has or shall in the future have against the Released Parties that result from or otherwise relate in any way to Former Director’s service as a Director of the Company; provided, that this release shall not extend to (i) any criminal acts, (ii) any rights that Former Director may have under the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Bylaws (the “Bylaws”), (iii) any rights of Former Director under applicable law, this Agreement or the Indemnification Agreement between the Company and Former Director dated as of [ ] (the “Existing Indemnification Agreement”) and (iv) any claims for indemnification or contribution (including by way of cross-claim or claim over) that Former Director ever had, now has or shall in the future have against any of the Released Parties arising out of, in connection with or in any way relating to any of the following actions (the “Actions”) or any other actions or proceedings of any nature filed in the future (whether related or unrelated to the Actions): In re Affiliated Computer Services, Inc. Shareholder Litig., Civ. Action No. 2821-VCL (Del. Ch. Ct.); Brandin v. Deason, et al., Civ. Action No. 2123-N (Del. Ch. Ct.); In re Affiliated Computer Services, Deriv. Litig., Master File No. 3:06-cv-1110-M (U.S.D.C. N.D. Tx.); In re Affiliated Computer Services ERISA Litigation, Master File No. 3:06-cv-1592-M (U.S.D.C. N.D. Tx.); and In re Affiliated Computer Services, Inc., Deriv. Litig., Cause No. 06-03403 (Dallas County, Tx., 193rd Judicial District). Former Director hereby represents and warrants to each other party hereto that, to the best of his knowledge, he has not willfully violated any statute, regulation or law.

SECTION 2. Indemnification; Fees. (a) The Company hereby reaffirms the indemnification, advancement, exculpation and all other rights of Former Director under applicable law, the Certificate of Incorporation, the Bylaws and the Existing Indemnification Agreement.

(b) Without limiting any of Former Director’s rights under Section 2(a) above, the Company (i) represents and warrants that it has paid Former Director (or sent payment to Former Director for) all accrued and unpaid fees and expenses owed to Former Director under the Company’s existing director compensation arrangements for which the Company has received a written request for payment and (ii) agrees to pay to Former Director any additional reasonable accrued and unpaid fees and expenses owed to Former Director for which the Company receives a written request for payment within the thirty (30)-day period following the date hereof.

(c) Without limiting any of Former Director’s rights under Section 2(a) above, including but not limited to (to the extent provided under Section 2(a) above) any rights of indemnity or advancement for fees and expenses that may be incurred by Former Director’s Representatives at any time in the future, and subject to the Company’s customary review process for legal fees, the Company (i) represents and warrants that it has paid or will pay (or has sent or will send payment to the applicable Representative for) all accrued and unpaid fees and expenses owed to the Representatives in connection with their representation of Former Director for which the Company has received written requests for payment and (ii) hereby agrees to promptly pay to the Representatives all additional reasonable accrued and unpaid fees and expenses owed to the Representatives in connection with their representation of Former Director for which the Company receives a written request for payment during the thirty (30)-day period following the date hereof.

SECTION 3. Stock Options. Notwithstanding anything to the contrary set forth in the Company’s 1997 Stock Incentive Plan or in any other plan and/or award agreements pursuant to which Former Director was granted options or other derivative securities to acquire common stock of the Company (“Options”):

(a) each Option that is unvested as of the date hereof shall terminate immediately and Former Director shall have no further rights with respect to such Options; and

(b) (i) each Option that is vested as of the date hereof (“Vested Options”) shall remain outstanding in accordance with its terms and (ii) the Vested Options shall not be subject to forfeiture, and Former Director shall in no manner be divested of the Vested Options, following the date hereof for any reason.

SECTION 4. Withdrawal of Declaratory Judgment Action. Former Director agrees to voluntarily dismiss Holland et al. v. Deason et al., C.A. No. 3323-VCL, without prejudice, from the Delaware Court of Chancery, promptly following the execution of this Agreement.

SECTION 5. Press Release. The parties hereto agree that the press release to be issued by the Company in connection with the announcement of this Agreement and the resignation of Former Director shall be in the form attached hereto as Annex A.

SECTION 6. Further Assurances. The parties hereto shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as are necessary or reasonably desirable to give effect to the provisions set forth in this Agreement.

SECTION 7. Nature of Agreement. This Agreement does not constitute an admission of liability or wrongdoing on the part of Former Director, the Company, any Director or any other person.

SECTION 8. Miscellaneous. (a) It is understood and agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

(c) This Agreement may be executed in one or more counterparts, and by facsimile signatures, all of which, taken together, shall be deemed to be an original document and one and the same instrument.

(d) This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to (i) Affiliated Computer Services, Inc., 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: General Counsel (with a copy to Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, Attention: James C. Woolery, Esq.), with respect to the Company or any Director; and (ii) [ ] (with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Thomas A. Roberts, Esq. and Michael J. Aiello, Esq.), with respect to Former Director, shall be effective service of process for any action, suit or proceeding brought against the respective party in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Chancery Court of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Any right to a trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement is expressly and irrevocably waived.

(e) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

[Former Director]

AFFILIATED COMPUTER SERVICES, INC.,

by

Name:

Title:

Darwin Deason

Lynn R. Blodgett

John H. Rexford